Exhibit 11(b)

                 Computation of Fully Diluted Earnings Per Share

                                                              Three Months Ended
                                                        March 31,               March 31,
                                                          1996                     1995
                                                                  (Unaudited)

    Net income                                       $    5,869,000       $      301,000

    Adjustment(1)                                                                (23,000)
                                                     --------------       --------------

    Adjusted net income                              $    5,869,000       $      278,000
                                                     ==============       ==============

    Average common shares
      outstanding                                        27,982,000           29,166,000

    Assumed common stock
      equivalent shares(2)                                  116,000              734,000
                                                     --------------       --------------

Total weighted average number
    of common and common
    equivalent shares                                    28,098,000           29,900,000
                                                     ==============       ==============


Earnings per share(3)                                $          .21        $         .01
                                                     ==============        =============


(1) The adjustment to net income represents goodwill amortization, net of taxes, related to the additional purchase price for National Leisure Group assuming the contingent issuance of common shares of the Company's common stock. The shares are issuable upon the performance of certain earnings hurdles by National Leisure Group.

(2) Earnings per share are computed consistent with footnote (2) on Exhibit 11(a) - Computation of Primary Earnings Per Share except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period.

(3) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.